Exhibit 99.3

Biotech Acquisition Company and Blade Therapeutics Announce Definitive Merger Agreement

●	Proposed merger to create publicly traded biopharmaceutical company focused on developing cutting-edge treatments for debilitating fibrotic and neurodegenerative diseases

●	Combined company expected to have post-transaction enterprise value of approximately $352.8 million

●	Transaction expected to provide pro forma cash balance of approximately $254.3 million to combined company, including gross PIPE proceeds and net cash held in BAC’s trust, assuming no redemptions by BAC shareholders, and before deducting anticipated transaction expenses

●	Approximately $24.3 million PIPE financing anchored by leading institutional investors, including Deerfield Management, Pfizer Ventures, Bristol Myers Squibb, MPM Capital and Osage University Partners

●	Net proceeds expected to support clinical development of differentiated pipeline of oral, small-molecule investigational therapies with disease-modifying potential

●	Cudetaxestat, a non-competitive autotaxin inhibitor with differentiating characteristics, expected to enter planned phase 2 clinical study in idiopathic pulmonary fibrosis in 1H-2022

●	BLD-2184, a CNS-penetrant calpain inhibitor for genetic orphan neurodegenerative conditions, expected to enter planned phase 1 clinical study in 1H-2022

NEW YORK and SOUTH SAN FRANCISCO, Calif., November 8, 2021 – Biotech Acquisition Company (Nasdaq: BIOT) (“BAC”), a publicly traded special purpose acquisition company affiliated with SPRIM Global Investments, and Blade Therapeutics, Inc. (“Blade”), a biopharmaceutical company based in South San Francisco, Calif., announced today that they have entered into a definitive merger agreement. Upon the closing of the transaction, which is anticipated to occur in the first quarter of 2022, the combined company will be renamed Blade Biotherapeutics, Inc., and is expected to be listed on Nasdaq under the symbol “BBTX.” Blade and BAC’s joint investor presentation to discuss the proposed merger can be accessed via webcast by clicking here.

Michael Shleifer, Ph.D., chairman and CEO of BAC, co-founder and managing partner of SPRIM Global Investments, and a board nominee of the combined company, said, “BAC and SPRIM have leveraged deep biopharmaceutical expertise to bring an important biotechnology opportunity to investors. We believe that the proposed merger of Blade and BAC will build near- and long-term value.”

Wendye Robbins, M.D., president and CEO of Blade and a board nominee of the combined company, said, “We view Blade’s science as world-class, with a clinical-stage pipeline targeting diseases that remain undertreated. We believe that this proposed merger will advance our mission to bring life-changing treatments to patients with devastating diseases.”

Blade expects to advance a differentiated pipeline of oral, small-molecule therapies with disease-modifying potential that includes a non-competitive autotaxin inhibitor and inhibitors of dimeric calpains designed for the potential treatment of lung, liver and cardiac fibrosis or neurodegenerative diseases.

Blade’s lead investigational medicine is cudetaxestat, a non-competitive, reversible inhibitor of autotaxin that is planned to enter a phase 2 clinical study in patients with idiopathic pulmonary fibrosis in the first half of 2022. Cudetaxestat has demonstrated direct anti-fibrotic activity and differentiating preclinical and biochemical characteristics which support the potential for a treatment profile in lung and liver fibrosis. Available data from completed phase 1 studies have shown that cudetaxestat was well tolerated with a demonstrated pharmacokinetic/pharmacodynamic correlation and biomarker activity, and a supportive clinical safety profile.

In neurodegeneration, Blade’s lead product candidate is BLD-2184, a CNS-penetrant calpain inhibitor as a potential treatment option for inherited (genetic) poly-Q neurodegenerative conditions such as Huntington’s disease and spinocerebellar ataxia type 3 (SCA3 or Machado-Joseph disease) and other neurodegenerative disorders (e.g., Parkinson’s disease, Lewy body dementia, multiple system atrophy). Pending completion of the investigational new drug (IND) application process and subsequent regulatory activation of the IND, Blade plans to start a phase 1 clinical study in healthy volunteers in the first half of 2022.

Transaction Overview

The combined company is expected to have a post-transaction enterprise value of approximately $352.8 million based on an assumed 58 million shares of common stock outstanding, an illustrative price per share of $10.00, and assuming no redemptions by BAC’s existing shareholders. The transaction is expected to provide a pro forma cash balance of approximately $254.3 million to the combined company, before deducting estimated transaction expenses of $25.0 million and including an approximately $24.3 million private investment in public equity (PIPE) priced at $10.00 per share and $230.0 million of net cash held in BAC’s trust, assuming no redemptions by BAC’s existing shareholders. PIPE financing is anchored by leading institutional investors, including Deerfield Management, Pfizer Ventures, Bristol Myers Squibb, MPM Capital and Osage University Partners. As part of the transaction, the outstanding equity of Blade will be converted into equity of the combined company.

The net proceeds from the transaction are expected to be used to support clinical, manufacturing and preclinical activities for the combined company’s lead product candidates, development of additional pipeline programs, and for working capital and general corporate purposes.

The combined company will be led by experienced biopharma executives, including Wendye Robbins, M.D., as president and CEO, and Jean-Frédéric Viret, Ph.D., as CFO. Mark Timney, Blade’s current chairman of the board, will be nominated as chairman of the combined company’s board of directors.

The boards of directors of BAC and Blade have unanimously approved the proposed transaction. Completion of the transaction is subject, among other things, to shareholder approval by each of BAC and Blade as well as the satisfaction or waiver of certain other customary closing conditions. Prior to the consummation of the transaction, BAC will re-domesticate from the Cayman Islands to become a Delaware corporation.

Additional information about the merger, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by BAC with the SEC and will be available at the SEC’s website at www.sec.gov. Information will also be available on the websites of BAC (bioacq.com) and Blade (blademed.com).

Advisors

Barclays Capital Inc. (“Barclays”) is acting as lead PIPE placement agent and financial and capital markets advisor to Blade, and Lazard is acting as lead financial advisor to Blade. Cantor Fitzgerald & Co. (“Cantor”) is acting as co-placement agent, exclusive financial advisor and capital markets advisor to BAC.

Latham& Watkins LLP is serving as legal advisor to Blade, Ellenoff Grossman & Schole LLP is serving as legal advisor to BAC, and Simpson Thacher & Bartlett LLP is acting as legal advisor to Barclays and Cantor in their role as placement agents for institutional investors for the PIPE.

About Biotech Acquisition Company

Biotech Acquisition Company raised $230 million in its initial public offering in January 2021. The Class A ordinary shares and warrants of BAC trade on the Nasdaq Capital Market under the symbols “BIOT” and “BIOTW,” respectively. BAC is a blank check company, incorporated as a Cayman Islands exempted company, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. BAC believes that a business combination with a company focused on the healthcare sector will complement the background and expertise of SPRIM Global Investments, a global investment firm in the life sciences and healthcare industries, which is an affiliate of BAC and of several members of the management team behind BAC. BAC is led by Dr. Michael Shleifer, its CEO and chairman.

About Blade Therapeutics

Blade Therapeutics, Inc. is a biopharmaceutical company focused on developing cutting-edge treatments for debilitating, incurable fibrotic and neurodegenerative diseases that impact millions of people worldwide. The company has deep expertise in novel biological pathways – including autotaxin / LPA and calpain biology – that are foundational to cell- and tissue-damage responses resulting from protein deposition or aggregation associated with fibrotic and neurodegenerative diseases. Blade expects to advance a differentiated pipeline of oral, small-molecule therapies that include a non-competitive autotaxin inhibitor and inhibitors of dimeric calpains designed for potential treatment of lung, liver and cardiac fibrosis or neurodegenerative diseases. The company’s focused approach offers the potential to produce disease-modifying, life-saving therapies. Visit www.blademed.com for more information and follow Blade on LinkedIn.

Important Information and Where to Find It

This press release relates to a proposed merger between Blade and BAC. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, BAC intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus. Promptly after the registration statement is declared effective by the SEC, BAC will mail the definitive proxy statement/prospectus and a proxy card to each shareholder of BAC as of a record date for the meeting of BAC shareholders to be established for voting on the proposed business combination. Investors and security holders of BAC are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transaction that BAC has filed or will file with the SEC when they become available because they will contain important information about BAC, Blade, and the transaction. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the transaction (when they become available), and any other documents filed by BAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). The documents filed by BAC with the SEC also may be obtained free of charge upon written request to Biotech Acquisition Company, 545 West 25th Street, 20th Floor, New York, NY 10001.

Participants in the Solicitation

BAC and its directors and executive officers may be deemed participants in the solicitation of proxies from BAC’s shareholders with respect to the business combination and related matters. Information about BAC’s directors and executive officers and a description of their interests in BAC and the proposed transaction will be included in the proxy statement/prospectus for the proposed transaction when available and will be available free of charge at the SEC’s website (www.sec.gov).

Blade and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of BAC in connection with the proposed business combination and related transactions. Information about Blade’s directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement/prospectus for the proposed transaction when available and can be obtained free of charge as described in the preceding paragraph.

No Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy, or a recommendation to purchase any securities of BAC (the combined company) or Blade, nor shall there be any sale of any such securities, investments or other specific product in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Special Note Regarding Forward-Looking Statements

Certain statements included in this press release that are not historical facts but rather are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BAC’s and Target’s respective management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of BAC and the Target. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions. These forward-looking statements are subject to a number of risks and uncertainties, including, the inability of the parties to successfully or timely consummate the Transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Combined Entity or the expected benefits of the Transaction, if not obtained; the failure to realize the anticipated benefits of the Transaction; matters discovered by the parties as they complete their respective due diligence investigation of the other parties; the ability of BAC prior to the Business Combination, and the Combined Entity following the Business Combination, to maintain the listing of the Company’s shares on Nasdaq; costs related to the Transaction; future financial performance of the Company following the Business Combination; the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures of the Company following the Business Combination; the future mix of revenue and effect on gross margins of the Company following the Business Combination; the Company’s ability to execute its business plans and strategy; the failure to satisfy the conditions to the consummation of the Transaction, including the approval of the definitive merger agreement by the shareholders of BAC, the satisfaction of the minimum cash requirements of the definitive merger agreement following any redemptions by BAC’s public shareholders; the risk that the Transaction may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline; the inability to complete a PIPE transaction; the outcome of any legal proceedings that may be instituted against BAC or the Target related to the Transaction; the attraction and retention of qualified directors, officers, employees and key personnel of BAC and the Target prior to the Business Combination, and the Company following the Business Combination; the ability of the Company to compete effectively in a highly competitive market; neither BAC nor the Target are currently generating revenues and there can be no assurance that following the Business Combination, the Company will ever achieve revenues or profitability; the ability to protect and enhance the Target’s respective corporate reputation and brand; the impact from future regulatory, judicial, and legislative changes in the Target’s or the Company’s industry; the timing, costs, conduct, and outcome of clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; the timing and likelihood of regulatory filings and approvals for product candidates; whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; the potential market size and the size of the patient populations for product candidates, if approved for commercial use, and the market opportunities for product candidates; the ability to locate and acquire complementary products or product candidates and integrate those into the Company’s business; and, the uncertain effects of the COVID-19 pandemic; and those factors set forth in documents of BAC filed, or to be filed, with SEC. The foregoing list of risks is not exhaustive.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither BAC nor the Target presently know or that BAC and the Target currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect BAC’s and the Target’s current expectations, plans and forecasts of future events and views as of the date of this press release. BAC and the Target anticipate that subsequent events and developments will cause BAC’s and the Target’s assessments to change. However, while BAC and the Target may elect to update these forward-looking statements at some point in the future, BAC and the Target specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing BAC’s or the Target’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Media Relations

Michael Blash	Luke Heagle
mblash@blademed.com	lheagle@realchemistry.com
+1-650-453-0632	+1-910-691-5764

Investors Relations

Krishna Gorti, M.D.

kgorti@blademed.com

+1-973-570-9438

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